Exhibit 5.2

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

August 25, 2020

Comcast Corporation
One Comcast Center
Philadelphia, Pennsylvania 19103-2838

Ladies and Gentlemen:

Comcast Corporation, a Pennsylvania corporation (the “Company”), and the guarantors listed in Schedule I hereto (the “Guarantors”), have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-232941) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including $1,750,000,000 aggregate principal amount of its 1.500% Notes due 2031 (the “2031 Notes”), $1,500,000,000 aggregate principal amount of its 2.450% Notes due 2052 (the “2052 Notes”) and $1,250,000,000 aggregate principal amount of its 2.650% Notes due 2062 (the “2062 Notes,” and together with the 2031 Notes and 2052 Notes, the “Notes”). The Notes are to be issued pursuant to the provisions of the Indenture dated as of September 18, 2013 (the “Base Indenture”), as amended by the First Supplemental Indenture thereto dated as of November 17, 2015 (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”) by and among the Company, the Guarantors party thereto (the “Guarantors”) and The Bank of New York Mellon, as trustee (the “Trustee”). The Notes will be guaranteed by each of the Guarantors (the “Guarantees” and, together with the Notes, the “Securities”). The Securities are to be sold pursuant to the Underwriting Agreement dated August 11, 2020 (the “Underwriting Agreement”) among the Company, the Guarantors and the several underwriters named therein (the “Underwriters”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the Guarantors that we reviewed were and are accurate and (vi) all representations made by the Company and the Guarantors as to matters of fact in the documents that we reviewed were and are accurate.

August 25, 2020

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, assuming the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company and the Guarantors, as applicable, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to, (x) (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of any Guarantor’s obligation or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Debt Securities to the extent determined to constitute unearned interest.

Assuming the due authorization of the Notes by the Company and the due authorization of the Guarantee endorsed on each Note by each Guarantor (other than any Guarantor organized under the laws of Delaware or New York), the Guarantees, assuming the Notes (and the Guarantees endorsed thereon) have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be valid and binding obligations of each Guarantor, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability; provided that we express no opinion as to the (x) (i) effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Guarantee that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of the Guarantor’s obligation or (y) validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that the Company and each Guarantor is validly existing and in good standing under the laws of the Commonwealth of Pennsylvania or the State of Delaware, as applicable. In addition, we have assumed that the Indenture and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company and the Guarantors). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within their corporate or limited liability company powers, as applicable, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of the Company or any Guarantor, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company or any Guarantor, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company and each Guarantor.

August 25, 2020

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the Limited Liability Company laws of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Company or the Guarantors, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

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